Exhibit (a)(8)

ViroPharma Announces Filing of Registration Statements for Proposed Exchange Offer with the Holders of its 6% Convertible Subordinated Notes Due 2007 and $25,000,000 New Money Notes Offering

Company Initiates Effort to Restructure Existing Debt and Raise Additional Capital

EXTON, Pa., March 19, 2004 — ViroPharma Incorporated (Nasdaq:VPHM), a pharmaceutical company focused on developing and commercializing products that address serious diseases treated by physician specialists and in hospital settings, today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed exchange offer involving holders of its currently outstanding 6% Convertible Subordinated Notes due March 2007. In the proposed exchange offer, ViroPharma would offer up to $99,122,500 aggregate principal amount of its new 6% Convertible Senior Plus Cash Notes(SM) due 2009 for up to all of the $127,900,000 aggregate principal amount of its currently outstanding 6% Convertible Subordinated Notes. In addition, the Company also filed a registration statement in connection with its offer to the public of an additional $25,000,000 of the new Convertible Senior Plus Cash Notes(SM) for cash.

If consummated, the exchange offer will extend the maturity of the company’s indebtedness by over two additional years to be more consistent with its current business plans. The exchange offer also will significantly reduce the conversion price of the notes in order to provide a better opportunity for the notes to convert into shares of ViroPharma’s common stock. The additional cash offer will provide the company with greater resources to execute its business development and operational plans.

Piper Jaffray & Co. is serving as the dealer manager for the exchange offer and placement agent for the cash offer. Registration statements relating to these securities have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be exchanged or sold, nor may offers to exchange or offers to buy them be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to exchange or sell, or the solicitation of an offer to buy, the securities, nor shall there be any offer, exchange, solicitation or sale of any securities in any State in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or other jurisdiction.

At the time the exchange offer is commenced, ViroPharma will file a Tender Offer Statement with the Securities and Exchange Commission. The Tender Offer Statement (including the prospectus attached as an exhibit thereto, a related letter of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the exchange offer. A registration statement relating to the new money offering has been filed with the Securities and Exchange Commission but has not yet become effective. The prospectus, the related letter of transmittal and certain other offer documents will be made available to all holders of the 6% Convertible Subordinated Notes due 2007 at no expense to them. The Tender Offer Statement (including the prospectus, the related letter of transmittal and all other offer documents filed with the Securities and Exchange Commission) will also be available for free at the Securities and Exchange Commission’s website at www.sec.gov

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the company’s assumptions and expectations, including the possibility that the exchange offer and the new money offer may not be initiated, or if initiated, may not be consummated; the new 6% Convertible Senior Plus Cash Notes(SM) due 2009 may not be converted, and if such notes are converted, a significant number of shares of the Company’s Common Stock would be issued; the Company may not be successful in the execution of its business operations and plans; and the Company may not be able to service its debt obligation. Additional risks are described in the risk factors contained in the registration statements on Forms S-3 and S-4 filed today with the Securities and Exchange Commission.

CONTACT: ViroPharma Incorporated

Vincent J. Milano, Vice President, CFO and Treasurer

(610) 321-6225